COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                  EXHIBIT 12.1
CAROLINA FIRST CORPORATION AND SUBSIDIARIES

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($ in thousands)                                YEARS ENDED DECEMBER 31,
                                   ----------------------------------------------
                                       1996     1995      1994     1993     1992
                                   ----------------------------------------------

EARNINGS:
  Income from continuing operations
     before income taxes .......... $ 16,473 $ 14,370  $ (1,550)$   7,723 $  3,650

ADD:
  (a) Fixed charges ...............   60,541   51,573    32,902    24,845   24,145

DEDUCT:
  (a) Interest capitalized
        during year ...............       --       --        --        --       --
                                      -------  ---------------------------------------

Earnings, for computation
   purposes ........................$ 77,014 $ 65,943  $ 31,352 $  32,568 $ 27,795                                            0
                                      =======  =======================================



FIXED CHARGES:
  Interest on indebtedness,
    expenses or cap.................$ 59,802 $ 50,978  $ 32,509 $  24,607 $ 24,010
  Portion of rents representative
    of the interest factor .........     610      520       393       238      135
  Amortization of debt expense .....     129       75        --        --       --
                                      -------  ---------------------------------------

Fixed charges, for computation
purposes .......................... $ 60,541 $ 51,573  $ 32,902 $  24,845 $ 24,145
                                      =======  =======================================


Ratio of earnings to fixed
   charges ........................     1.27x    1.28x     0.95      1.31x     1.15x

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